                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549



                                       Form 8-K



                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



                                   February 9, 1998
                   Date of Report (Date of earliest event reported)



                                 WEDGESTONE FINANCIAL
                (Exact name of registrant as specified in its charter)

MASSACHUSETTS                           1-8984                 04-26950000
(State or other juris-         (Commission File Number)       (IRS Employer
diction of incorporation)                                   Identification No.)


                               5200 N. Irwindale Avenue
                                      Suite 168
                             Irwindale, California 91706
                       (Address of principal executive offices)

                                    (818) 338-3555
                 (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

     On February 9, 1998, the Company announced that its Board of Trustees had approved a tender offer by the Company to acquire all of the issued and outstanding shares of beneficial interest of the Company not owned by certain majority shareholders, who collectively own approximately 62.1% of the issued and outstanding shares as part of a proposed "going private" transaction.. The offer price is $0.67 net per share. The Company anticiapates that all remaining shares following the tender offer will be converted into the right to receive $0.67 net per share in a merger to be consummated as soon as practical after the tender offer.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

99.1 Filed herewith is the Company's press release dated February 9, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 WEDGESTONE FINANCIAL
                                                 (Registrant)



Dated: February 9, 1998                         By /s/ David L. Sharp
                                                  ----------------------------
                                                  David L. Sharp
                                                  Chief Executive Officer
                                                  (Principal Executive Officer)


     The name "Wedgestone Financial" (formerly Wedgestone Realty Investors Trust) is the designation of the Trustees under a Declaration of Trust dated March 12, 1980, as amended, and in accordance with such Declaration of Trust, notice is hereby given that all persons dealing with Wedgestone Financial by so acting acknowledge and agree that such persons must look solely to the Trust property for the enforcement of any claims against Wedgestone Financial and that neither Trustees, officers, employees, agents nor shareholders assume any personal liability for claims against the Trust or obligations entered into on behalf of Wedgestone Financial, and that the respective properties shall not be subject to claims of any other person in respect of any such liability.


                                      -3-